Exhibit 99.15

Johnson & Johnson Reports 2010 Second-Quarter Results:

Sales of $15.3 Billion Increased 0.6% Versus 2009 Second-Quarter; EPS was $1.23
 Excluding Special Items, 2010 Second-Quarter EPS was $1.21, an increase of 5.2%*

New Brunswick, NJ (July 20, 2010) – Johnson & Johnson today announced sales of $15.3 billion for the second quarter of 2010, an increase of 0.6% as compared to the second quarter of 2009. Operational results increased 0.1% and the positive impact of currency was 0.5%.  Domestic sales declined 2.8%, while international sales increased 4.1%, reflecting operational growth of 3.0% and a positive currency impact of 1.1%.

Net earnings and diluted earnings per share for the second quarter of 2010 were $3.4 billion and $1.23, respectively. Second-quarter 2010 net earnings included an after-tax gain of $67 million representing the net impact of litigation matters. Excluding this special item, net earnings for the current quarter were $3.4 billion and diluted earnings per share were $1.21, representing increases of 5.4% and 5.2%, respectively, as compared to the same period in 2009.*

The Company updated its earnings guidance for full-year 2010 to $4.65 - $4.75 per share, which excludes the impact of special items. The Company’s guidance now reflects the impact of the voluntary recalls announced earlier this year of certain over-the-counter medicines and the suspension of manufacturing at the McNeil Consumer Healthcare facility in Fort Washington, Pa., as well as unfavorable changes in foreign currency exchange rates.

“Our second quarter results include strong growth in a number of our recently launched products which contributed to solid earnings.” said William C. Weldon, Chairman and Chief Executive Officer. “Remedial actions to address the product quality issues at McNeil Consumer Healthcare are ongoing and of high importance.  At the same time we continue to make significant investments in acquisitions, strategic partnerships and in advancing our pipeline, positioning us well for future growth.”

Worldwide Consumer sales of $3.6 billion for the second quarter represented a decrease of 5.4% versus the prior year consisting of an operational decline of 6.5% and a positive impact from currency of 1.1%. Domestic sales decreased 14.3%; international sales increased 1.8%, which reflected an operational decline of 0.2% and a positive currency impact of 2.0%.

Positive contributors to operational results were NEUTROGENA®, international sales of Baby Care products and JOHNSON’S® adult skin products.   These operational sales increases were more than offset by the impact of the previously announced recalls of certain over-the-counter medicines and the suspension of manufacturing at the McNeil Consumer Healthcare Fort Washington, Pa., facility as well as the economic situation in Venezuela.

Worldwide Pharmaceutical sales of $5.6 billion for the second quarter represented an increase of 1.0% versus the prior year with operational growth of 1.0% with no impact from currency. Domestic sales decreased 2.0%; international sales increased 5.0%, which reflected an operational increase of 4.9% and a positive currency impact of 0.1%.

Sales growth includes the strong performance of newly launched products including STELARATM (ustekinumab), a biologic approved for the treatment of moderate to severe plaque psoriasis; SIMPONITM (golimumab), a biologic approved to treat adults with moderate to severe rheumatoid arthritis, psoriatic arthritis, and ankylosing spondylitis; and INVEGA® SUSTENNATM (paliperidone palmitate) extended-release injectable suspension for the acute and maintenance treatment of schizophrenia in adults.

Several other products had strong operational growth including PREZISTA® (darunavir), a treatment for HIV; VELCADE® (bortezomib), a treatment for multiple myeloma; international sales of RISPERDAL® CONSTA® (risperidone) Long-Acting Treatment, an antipsychotic medication; and INTELENCE® (etravirine), a next generation non-nucleoside reverse transcriptase inhibitor for HIV.

Sales results of TOPAMAX® (topiramate), an antiepileptic and a treatment for migraine, and RISPERDAL® (risperidone), an antipsychotic medication, were negatively impacted by continued generic competition.

During the quarter, the Company acquired RespiVert Ltd., a privately held drug discovery company focused on developing small-molecule, inhaled therapies for the treatment of pulmonary diseases.

Additionally the Company signed an exclusive agreement with Diamyd Medical AB, to develop and commercialize the GAD65 antigen-based diabetes therapy.

Worldwide Medical Devices and Diagnostics sales of $6.1 billion for the second quarter represented an increase of 4.1% versus the prior year consisting of an operational increase of 3.5% and a positive currency impact of 0.6%. Domestic sales increased 3.2%; international sales increased 5.0%, which reflected an operational increase of 3.9% and a positive currency impact of 1.1%.

Primary contributors to operational growth included Ethicon’s surgical care products; Ethicon Endo-Surgery’s minimally invasive and advanced sterilization products; Biosense Webster’s electrophysiology business; and DePuy’s orthopaedic joint reconstruction business. This growth was partially offset by lower sales in the Cordis franchise, reflecting continued competition in the drug-eluting stent market.

During the quarter, the Company received clearance from the United States Food and Drug Administration to market narafilcon B, the first and only silicone hydrogel daily disposable contact lens in the United States which will be marketed under the name 1-DAY ACUVUE®  TruEyeTM  Brand Contact Lenses.

In July, the Company entered into a definitive agreement to acquire Micrus Endovascular, a global developer and manufacturer of minimally invasive devices to address hemorrhagic and ischemic stroke. Also in July, Ethicon Endo-Surgery completed the divestiture of its Breast Care business to Devicor Medical Products, Inc.

About Johnson & Johnson

Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 114,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

* Net earnings and diluted earnings per share excluding special items, such as the net impact of litigation gains, are non-GAAP financial measures and should not be considered replacements for GAAP results. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure can be found in the Investor Relations section of the Company’s website at www.jnj.com.

NOTE TO INVESTORS

Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the meeting for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm.  These schedules include supplementary sales data, a condensed consolidated statement of earnings, and sales of key products/franchises.  Additional information on Johnson & Johnson, including a pharmaceutical pipeline of selected compounds in late stage development and medical devices and diagnostics pipeline of selected products, can be found on the Company's website at www.jnj.com

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections.  Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment.  A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson.  Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)